Exhibit 99.2

WFCF

2020 Second Quarter Conference Call Script

Call date: Thursday August 13, 2020

Call time: 10:00 a.m. Mountain Time

Jay

Good morning or good afternoon and welcome to the Where Food Comes From second quarter earnings call.

Joining me on the call today are John Saunders, CEO; Leann Saunders, President, and Dannette Henning, CFO.

During this call we’ll make forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we’ll also discuss EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with GAAP. We use and believe investors benefit from the presentation of EBITDA and Adjusted EBITDA in evaluating our operating performance as it provides an additional tool to compare that performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our operations.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning and thanks for joining the call today.

Earlier this morning we released our Q2 financial results and I’m pleased to say that we are more than holding our own given the pervasive and continuing negative effects the pandemic is having on the food supply chain in general and our customers in specific.

Revenue in the second quarter was $4.4 million, which was down only 10% year-over-year. Our six-month revenue was $8.3 million, down only 6% from the same period last year. As I said, these relatively positive results come at a time when many of our customers across the food supply chain are in great difficulty. The nation’s largest protein processors are struggling to remain consistently operational, suffering from intermittent slowdowns and plant closures that are creating havoc up and down the supply chain. Our ranch and farm customers – particularly in the area of pork, poultry, dairy and egg production, where facilities are more enclosed relative to cattle ranches – have severely curtailed on-site audits for the time being. So, in this context, we think our top line is pretty good.

For those of you who have followed us for a while, you know that one of my recurring themes when I talk to investors is the depth and breadth of our solutions portfolio. For whatever reason, it seems our industry is subject to more ups and downs and anomalous events than other industries – and through the years, as we have grown and diversified our services, we’ve seen certain parts of our business pick up the slack for other parts. Avian and swine flu are just two examples of that. Although both had devastating impacts on our poultry and swine business in given years, our overall business continued to grow and prosper because of the diversity of our revenue streams. So, this year – when pork, poultry, dairy and egg verifications have declined, our beef business has actually continued to grow and has taken up at least some of the slack.

Despite widespread slowdowns and shutdowns at packing plants over the past four months, our beef business has actively thrived. That doesn’t mean the bottlenecks that occurred when packing plants slowed or ceased production created an over-supply of cattle – so when the packers did get back up and running, they prioritized the more premium beef products that grocers were demanding based in part on the closure of restaurants serving high quality beef. By premium I’m referring to cattle that had been verified to standards such as source, NHTC, Natural and our new CARE standard. Of course, as our beef business continued to grow, our product sales grew as well – up 25% year-over-year in Q2.

The increase in more profitable beef audits and the increase in product sales drove gross margins up nearly 500 Bps in the second quarter to 47.6% from 42.7%.

Rounding out our financial performance:

●	We were solidly profitable in the second quarter with net income of $351,000, or one cent per share, down just 3% year over year.

●	We continued to generate good cash flows from operations, up 27% through six months to $1.7 million.

●	And we strengthened our balance sheet with a 65% increase in cash and short-term investments over December 31 year-end.

Switching gears now, I want to talk a little bit about our CARE initiative. You’ll recall that in the first quarter we rolled out the WFCF CARE program – a suite of sustainability solutions that address consumer demand for sustainably produced beef, dairy, poultry and pork products. We’ve been getting good interest at retail for this program and, as we announced in our earnings release this morning, we recently won two important new customers for CARE – two leading food processing companies with protein-centric brands and deep commitments to sustainability and transparency. Their adoption of BeefCARE represents a commitment to verify sustainable production practices on potentially millions of acres of domestic cattle grazing land. Several hundred ranches that supply beef to these companies are already enrolled in the program. We believe this is just the tip of the iceberg for the CARE program as more and more producers respond to the American consumer’s preferences for sustainably produced products.

I encourage you all to visit WFCFCARE.com.

And speaking of consumer preferences, the pandemic has shone a bright light on the food supply chain and given consumers even more reason to scrutinize where their food comes from. Protein shortages in grocery stores – restaurant closures – endless stories about infected workers and plant closures in the food industry – I believe all of this is moving consumers further down the path of verifications of all kinds. We are in new times and I believe we are uniquely positioned to provide invaluable services to consumers, family farms and ranches, and everybody in between.

In closing, I want to again thank the Where Food Comes From team for their outstanding effort this year and our shareholders and other stakeholders for their continued support.

And with that, I’ll open the call to questions. Operator…

Question 1:

Terry Thompson: Hello, John. Hello to all in Castle Rock looks like things worked out pretty good considering everything that’s going on, all the disruptions. My question is concerning the trade issues vis-à-vis China, primarily present view of that, and any predictions on what may be coming in the future?

John Saunders: Hey Terry, I’m going to let Leann answer that question.

Leann Saunders: Hi, Terry.

Terry Thompson: Hi, Leann.

Leann Saunders: So trying to predict anything relative to trade agreements right now is a little bit challenging. So I won’t try to do that. But thus far everything relative to kind of the protein movement quotas that are existing all seem to be holding. So we haven’t seen any sort of disruption outside of when you had containers out on water because of COVID held up, where you just couldn’t get meat through the channels initially, those channels have seemed to have opened up and product seems to be flowing relatively well, Terry given all the circumstances. And we haven’t really seen any sort of disruption yet even with all of the discussion and rhetoric in the media

Terry Thompson: Great. Well that’s good news, ma’am, in these uncertain times. Thanks again and give my best everyone up there.

John Saunders: Thanks, Terry.

Question 2:

Chris Brown: Thank you. Last quarter, I asked a little bit about the credit exposure you have to your customers and how they’re doing given the COVID disruption. Can you just talk a little bit about that? And then my second question was, I noticed you guys added some debt to your balance sheet, could you describe what that was and the purpose? Thank you.

John Saunders: Sure. Yes, the first question is no, we haven’t seen any change in our payment by producers. In fact, I think in certain areas, specifically our organic business, has improved, if you can believe it. And there’s just been such a demand for organic products. I think our producers are ready to make sure that they’re all up to speed on stuff. So it’s been really positive. The debt question I will let Dannette answer specifically, but I believe it’s related to our PPP loan.

Dannette Henning: Yes, it is related to the PPP loan. And it was just a great opportunity that the SBA was offering companies; it was during the time we didn’t know what our performance was going to look like at that very moment when they made the offer. And so we decided that it would be beneficial to our business and it has helped. We have not received any notification of whether or not it will be fully forgiven. However, we anticipate that a significant portion of it will be forgiven. SBA is still trying to finalize those rules on forgiveness.

Chris Brown: And what was the total size of the loans?

Dannette Henning: It was just a little bit over $1 million.

Chris Brown: Great. Hey thank you very much and thank you for the call today.

Dannette Henning: Sure. Thank you.

John Saunders: Thanks, Chris.

Question 3:

Alex Team: Hi, guys, congrats on the great quarter. Can you talk a little bit of more about your SG&A reduction and if that will be a continuing trend? Or is this just for this quarter?

John Saunders: I’ll let again Dannette answer the specifics. But I tell you I think the — there’s been such a reduction in travel, marketing costs. We were attending two dozen different conferences over the course of the year. So we’ve had a lot of changes there, and because we’re doing a certain degree of remote audits, there’s a reduction there as well. So it’s been a real change for us as a verification company. I think it offers us benefit moving forward.

To answer your question about will it always be this way? I think probably again; this has been the worst quarter for everybody because there’s been such a decline in business and travel. I don’t see it staying consistently that way. But I do see there being a change in our business model moving forward, where we incorporate technology and potentially remote auditing as a bigger part of our services. So Dannette, I’ll let you give the specifics.

Dannette Henning: Yes, what John said was exactly right. Our marketing and our travel has decreased, I don’t know how long it’ll stay at that level. Obviously as we start to return to business as it’s going to look out in the future, it’s hard to say whether or not that will continue at that level. But I think we will continue to invest in our marketing. And there will have to be a little bit more traveling pickup as we go into the future. Thank you.

Operator: There are no further questions. At this time, I’d like to turn the call back over to John Saunders for closing comments.

John Saunders: Well, we had great group out today. We really appreciate everybody’s participation, and we’ll talk to you in 90 days. Have a great day.

Operator: This concludes today’s conference. You may disconnect your lines at this time. And we thank you for your participation.